N18F1FORM

                    SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, DC 20549




                               FORM N-18F-1



              Notification of Election Pursuant to Rule 18f-1
                 Under the Investment Company Act of 1940




                   THE WACHOVIA VARIABLE INSURANCE FUNDS
                        (Exact Name of Registrant)


                         NOTIFICATION OF ELECTION

     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the Registrant has caused this Notification of Election to be duly executed on its behalf in the City of Pittsburgh and the Commonwealth of Pennsylvania on the 16th day of March, 2000.

THE WACHOVIA VARIABLE INSURANCE FUNDS
(Name of Registrant)



By:  /s/Gail Cagney
     Gail Cagney
     Secretary

    Attorney In Fact
    for John W. McGonigle